CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 35 to Registration Statement No. 33-53746 on Form N-1A of our report dated January 26, 2015, relating to the financial statements and financial highlights of Pioneer International Value Fund of Pioneer Series Trust VIII (the "Trust"), appearing in the Annual Report on Form N-CSR of the Trust for the year ended
November 30, 2014. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 24, 2015